Exhibit 23.2

CONSENT

    Deloitte Tax hereby consents to the use in this Post Effective Amendment No. 4 to Registration Statement No. 333-166578 of our opinion dated October 27, 2010 filed as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Office of Thrift Supervision and to the Holding Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (“Registration Statement”). Deloitte Tax also consents to the references to our firm under the captions “The Conversion and Offering-Material Income Tax Consequences” and  “Experts” appearing in the Prospectus and the Proxy Statement/Prospectus, which are part of such Registration Statement and Application for Conversion.

DELOITTE TAX LLP
Kansas City, Missouri
November 11, 2010